Fourth Quarter and Year-End 2017 Earnings Release Conference Call
February 14, 2018

Brian Henry - Terex Corporation – Senior Vice President, Business Development & Investor Relations
Good morning everyone, and thank you for joining us for today’s fourth quarter 2017 financial results conference call. Participating on today’s call are John Garrison, President and Chief Executive Officer, and John Sheehan, Senior Vice President and Chief Financial Officer.

Following the prepared remarks, we will conduct a question and answer session. Last evening we released our fourth quarter and full year 2017 results, a copy of which is available on our website at www.terex.com. Today’s call is being webcast and is accompanied by a slide presentation, which includes a reconciliation of GAAP to non-GAAP financial measures that we will use during this call, and is also available on our website. All per share amounts in the presentation are on a fully-diluted basis. We will post a replay of this call on the Terex website under Events and Presentations in the Investor Relations section. Let me direct your attention to slide 2, which is our forward-looking statement and description of non-GAAP financial measures. We encourage you to read this as well as other items in our disclosures because the information we will be discussing today does include forward-looking material. With that, please turn to slide 3 and I’ll turn it over to John.

John L. Garrison, Jr. - Terex Corporation - President and Chief Executive Officer
Good morning, everyone, and thank you for joining us and for your interest in Terex. As a result of our team’s dedication and hard work, Terex delivered on its fourth quarter financial commitments. This performance capped an important transformational year for Terex. We doubled operating profit and margin, driven by better incremental margins in Aerial Work Platforms (AWP), significantly improved Cranes performance and continued strength in Materials Processing (MP). We delivered earnings per share of $0.33 in the quarter and we generated free cash flow of $154 million. We significantly improved backlog in every segment, heading into 2018 with 56% higher backlog. We also delivered on our full year financial commitments. For the full year 2017 we increased operating profit by 5% on lower sales. All three segments contributed to our success. Cranes and MP improved significantly, and AWP’s performance gained momentum over the year, culminating in a stronger fourth quarter. Earnings per share rose to $1.35, a 53% increase from 2016 and a 93% improvement compared to the midpoint of our original 2017 guidance. Our strong earnings per share result was driven by improved operating performance and the fundamental improvements we made to our capital structure. We reduced debt by about $600 million, refinanced at the lowest interest rates in the Company’s history, and returned capital to shareholders by repurchasing $924 million of Terex stock.

Turning to slide 5, we also delivered on our transformational commitments in 2017. By completing the sales of MHPS and the remaining Construction businesses, we concluded the Focus element of our strategy, creating substantial value for our shareholders.
We continued to Simplify Terex. We implemented our footprint rationalization plan, exiting 12 manufacturing facilities totaling 2.6 million square feet, reducing our global footprint by 27%. The Cranes team led the majority of the restructuring actions, resulting in significantly improved operating performance. Across Terex, we reduced administrative expenses while increasing investment in innovation, Strategic Sourcing and Commercial Excellence. With the sale of MHPS we removed 27% of our legal entities. Since then, our legal and finance teams have eliminated an additional 20%. We now have the fewest legal entities to administer since 1999; another great example of Simplification. And we made progress deploying our Execute to Win business system. We launched innovative new products in each segment, including additions to the Demag line of all terrain cranes and the Xtra Capacity line of Genie booms and new scissors. MP stayed at the forefront of crushing and screening technology with additions to their Powerscreen, Finlay and EvoQuip lines. We are extending process discipline throughout the sales process as part of our Commercial Excellence initiative, completing the first phase in 2017. We strengthened our commercial team, adding experienced leadership and expanding our reach with additional representation on the ground. On Strategic Sourcing, we established the global organization and launched the first of successive waves to leverage our global scale. Overall, we made significant progress executing our strategic plan, but the team clearly understands we have more work ahead of us.

Turning to slide 6, in 2018 we will continue to Simplify the Company and continue to implement our Execute to Win business system. The major structural changes in Cranes were largely completed in 2017. Our focus within Cranes will be simplifying operations, improving productivity and launching new products to drive the required improvement in operating margins. The finance and IT teams will be leading our administrative simplification efforts. There are several major projects underway to simplify our account structure, improve processes and enhance performance management systems across Terex. We will continue to shift the balance of our SG&A, investing in customer-focused initiatives, including additional engineering and sales and marketing in every segment.

Our Execute to Win deployment will remain focused on three priority areas: Commercial Excellence, Lifecycle Solutions and Strategic Sourcing. Commercial Excellence begins and ends with the customer. We are initiating the second phase of pipeline management, which includes deploying Salesforce.com on a global basis. This will solidify the gains we made in 2017 and drive increased process discipline throughout the entire sales pipeline. On Lifecycle Solutions, we will continue building our Global Parts organization and developing a longer-term telematics strategy. We will continue to improve our performance and enhance our customers’ experience throughout the equipment ownership lifecycle.

Finally, our Wave 1 Strategic Sourcing teams continue to make progress. We will be making supplier decisions over the course of the year. Based on the initial quotes received from approximately 850 suppliers, on over 14,000 SKUs, we are confident that we will achieve our savings objectives. We expect to see the gross savings start in the second half of 2018. These initial savings will be generated by the less complex components within our Wave 1 categories. The more complex components which require more extensive supplier development and testing will be implemented in late 2018 and into 2019. In addition, we plan to launch the Wave 2 categories mid-year 2018.

Turning to our 2018 guidance, we expect the global market environment to continue to improve in 2018 and are planning for growth in every segment. Overall, we expect to increase net sales by approximately 10% to roughly $4.8 billion. Operational improvement initiatives and productivity increases are expected to improve margins in every segment. Overall, we are planning to achieve an operating margin of approximately 7%. On the strength of our operating performance, we expect earnings per share to increase and nearly double our 2017 result. Our 2018 EPS guidance is $2.35 to $2.65 per share before any share repurchases. We will continue to enhance shareholder value by executing our disciplined capital allocation strategy. We have received authorization from our Board of Directors to repurchase up to an additional $325 million of Terex stock. We are also increasing our quarterly dividend by 25%, to $0.10 per share. Overall, we are excited about 2018 and are planning to capitalize on what we expect to be a strong operational and financial year for each of our businesses. With that, let me turn it over to John.

John Sheehan - Terex Corporation - Senior Vice President and Chief Financial Officer
Thank you, John. I will spend a few minutes reviewing our Q4 and full year 2017 financial results before providing the details of our 2018 guidance. Q4 was an excellent quarter for Terex. AWP grew sharply, up $70 million, or 19%. Importantly, AWP’s operating profit improved by approximately $12 million, or about 65%, driven largely by improved productivity, partially offset by higher material costs. AWP’s incremental margin in Q4 was 17%. Over the course of 2017, AWP improved its incremental margins. AWP enters 2018 with considerably more backlog than the prior year, up 51%. Cranes made a small profit on essentially flat sales. On an adjusted basis this was a $7 million improvement over last year. This marked the third consecutive quarter of positive operating profit for Cranes. Good work by the Cranes team. MP had another strong quarter. Sales of $283 million were 20% higher than last year, driven by global demand for crushing and screening products. Operating profit was up approximately 50% on an adjusted basis, representing margin expansion of 240 basis points. Terrific execution by our MP team in Q4 and throughout 2017.

Turning to slide 9, overall Q4 sales were up 9% or up approximately 5% on a constant currency basis. Adjusted operating profit doubled compared to last year, improving significantly in every segment. Lower interest and other expense reflects the recapitalization of our balance sheet at the beginning of the year, including improved interest rates. Earnings per share of $0.33 was three times the 2016 result. About $0.06 of that increase was associated with share repurchases. It’s important to note that the prior year’s EPS was earned almost entirely on the release of a tax accrual, so this quarter’s result represents a significant year-over-year improvement. Please note that our “as reported” results included provisional balance sheet impacts of the new U.S. tax law. Specifically, we adjusted the deferred tax balances of our U.S. operations for the new 21% U.S. federal statutory tax rate, resulting in a charge for U.S. GAAP of almost $21 million. Additionally, we recorded a net charge of approximately $29 million associated with accumulated earnings and profits of our non-U.S. operations. In total, these charges resulted in an effective tax rate of over 200%. Excluding the impact of the new U.S. tax law, our full year 2017 adjusted effective tax rate was 26.9%, and in Q4 was 18.2%. I would also note that the new U.S. tax law has removed the U.S. tax inefficiencies associated with repatriating overseas cash. However, approximately $100 million of non-U.S. cash at year-end is subject to local regulations where repatriation is restricted.

Turning to slide 10, I will spend a minute to review our full year results. During 2017 we executed our plans and consistently delivered on the commitments we made. Global markets were also stronger than we expected in some cases. It was this favorable combination of stronger global markets and operational execution that allowed us to increase earnings per share guidance each quarter during 2017 and ultimately deliver a final EPS result above the high end of the range we provided in October. Importantly, operational execution was the biggest contributor to the $0.47, or 53%, improvement in earnings per share compared to the prior year. The benefits of executing the Focus element of our strategy and following our disciplined capital allocation strategy contributed the balance of the improvement. From an operational, as well as a financial, standpoint Terex is very well positioned going into 2018.

Turning to slide 11, in 2018 we expect to improve our operating margin by about 200 basis points, to roughly 7%, on approximately 10% higher sales. Increased operating leverage on growing volumes, combined with on-going improvement efforts, form the basis for our planned margin expansion. We expect this strong operational performance to result in 2018 EBITDA between $385 million to $415 million, approximately 40% to 50% higher than 2017. We expect 2018 earnings per share between $2.35 and $2.65 per share. This excludes any benefit associated with our recently announced additional share repurchase authorization. From a quarterly perspective, we expect a normal historical sales pattern and we expect our EPS to be generated roughly 15% in Q1, 35% in Q2, 30% in Q3 and 20% in Q4.

Our 2018 guidance includes an effective tax rate of approximately 23%, an improvement of about 400 basis points, of which 300 basis points relate to the new U.S. tax code. As you know, Terex is a global company that earns income in many jurisdictions around the world. The most significant benefit of the U.S. tax changes is lowering the U.S. statutory tax rate to 21%, partially offset by higher taxes on

non-U.S. income and lost U.S. deductions. Overall, Terex will benefit from the new U.S. tax law. The balance of the improvement in our expected effective tax rate comes from the anticipated geographic mix of earnings and improved tax efficiency.

Looking at our business segments, we expect to increase sales and improve operating performance across the board. In AWP, we expect to increase sales by approximately 10% and improve operating margins to between 9.5% and 10.5%. We expect Cranes to continue to make significant year-over-year improvements and earn an operating profit of about 2% on approximately

12% higher sales. Consistent with historical patterns, we anticipate an operating loss in the first quarter, although substantially improved compared to Q1 2017. MP is a consistently strong performer. We expect to grow sales again in 2018, anticipating an increase of about 8%, and to further expand operating margins to between 11.5% and 12.5%.

Turning to slide 12, in 2017 we delivered on our commitment to follow our disciplined capital allocation strategy and in doing so we dramatically improved our balance sheet, reduced our interest expense and rates, and returned $924 million to shareholders through share repurchases. We are committed to following the same disciplined capital allocation strategy in 2018. We expect to nearly double our free cash flow to approximately $100 million. Importantly, this free cash flow guidance includes spending roughly $46 million on Transformation and previously announced restructuring, which will strengthen Terex in 2018 and over the long term. Furthermore, subject to market conditions, we are planning to build an additional $40 million of AWP inventories in the second half of 2018 to prepare for what we expect to be continuing strong demand for AWP products in 2019. Adding back these expenditures would approximate a normalized free cash flow of $186 million, representing nearly 100% of our net income.

Our free cash flow guidance includes $60 million of capital expenditures. Not included in our free cash flow guidance is a $20 million investment in our U.K. operations. Specifically, we were presented with an attractive opportunity to acquire our principal Northern Ireland based crushing and screening manufacturing facilities. This will lower operating costs generating a considerable return on investment. As a result of these actions, we anticipate the Company’s gross financial leverage will decline to approximately 2.5 times at year end.

Based on market conditions, we will to continue to buy back shares. Our Board of Directors recently authorized the repurchase of up to an additional $325 million of Terex stock. The capital we intend to use for our share repurchases includes cash we generated, but did not spend, in 2017, cash we generate this year, plus overseas cash repatriated to the U.S. as a result of the new U.S. tax law.

We also plan to raise our quarterly dividend by 25%, to $0.10 per share. One of the most important commitments we made at our Investor Day in December 2016 was to achieve a 20% or greater ROIC by 2020. In 2017, we improved to 8%, and we expect to improve to 15% in 2018. ROIC expansion is a good measure of our progress because it values both operational improvements and the significant improvements we made to our capital structure. We remain confident in our ability to exceed 20% ROIC by 2020. The Terex team has and will continue to generate shareholder value through the execution of our disciplined capital allocation strategy. With that, I will turn it back to John.

John L. Garrison, Jr. - Terex Corporation - President and Chief Executive Officer
Thank you, John. I will spend a few minutes to review the dynamics we expect to see in our segments starting with AWP. Based on feedback from our customers, we are seeing clear indications that the replacement cycle trough is coming to an end. Based on historical equipment replacement cycles, and improvements in our customer’s rental and utilization rates, we believe we are entering a period of growth. Our bookings grew 36% in the fourth quarter, leading to a 51% increase in backlog. Backlog increased in the U.S., Europe and Asia. Our recent Genie product introductions are gaining traction and we will be launching a number of innovative new products in 2018. We are also increasing our service and support capabilities to continue to improve customer satisfaction. Commercial Excellence is driving discipline in the AWP sales process, allowing the team to systematically identify, quantify and convert opportunities into deliveries. We expect AWP margins to improve, driven by a modest increase in pricing through the team’s better management of the pricing waterfall and continued improvement in our manufacturing productivity. We expect the pricing environment to remain competitive, but improved compared to last year. However, a potential headwind is the price of steel. Overall, the AWP team enters 2018 with clear signs that markets are improving for the first time in several years, and are well positioned to take advantage of the improvement.

Turning to Cranes, the Cranes team made significant progress in 2017, but they clearly understand there is much more to do and we expect to take another major step forward in 2018. We have an exciting new product development pipeline. Building on the success of the new Demag All Terrain line, we will be launching innovative new products throughout the year. Many of these products, like the new Demag City Crane, enable us to reenter important segments of the crane market where we had a strong presence in the past. Working with our customers, we are identifying and responding to their evolving needs. The global crane markets have stabilized and we see pockets of growth. Order rates and backlog improved in the fourth quarter. We plan to improve productivity on higher volumes and better operational execution, adding to the benefits from the restructuring actions we took last year. Our Utilities team is executing a multi-year growth plan and we expect volume and profitability improvement. I am encouraged by the progress we have made in Cranes. Steve and the team will continue to execute, and with the stabilization we are seeing in global markets, we are well positioned to improve our operating margins in 2018.

Turning to MP, MP is a consistent performer with a proven ability to execute its plans. We enter 2018 with considerably higher backlog and strength in many of the markets we serve. We expect global demand for crushing and screening equipment to continue to grow, driven by aggregate consumption. The strengthening of the British Pound is a headwind, as our primary Crushing and Screening factories are in the U.K. Demand for our concrete products is expected to be similar to last year. We also expect stronger demand for our Fuchs material handlers and our broad line of environmental products. MP is investing in innovation and will continue to launch new products and services that improve its customers’ return on investment over the course of the year.

The Terex team delivered on our commitments in 2017. We are positioned to increase sales and improve margins again in 2018. Our backlog is up significantly in every segment and our global markets are improving. We will continue to execute our Transformation program, Simplifying the company and building capabilities in our Execute to Win priority areas. Finally, we will continue to execute our disciplined capital allocation strategy and create shareholder value. With that, let me turn it back over to Brian.

Brian Henry - Terex Corporation – Senior Vice President, Business Development & Investor Relations
Thanks, John. As a reminder, during the question and answer session, we ask you to limit your questions to one and a follow-up to ensure we have time to get to everyone. With that, I would like to open it up for questions.

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